UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2022

THE GLIMPSE GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	001-40556	81-2958271
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 West 38th St., 9th Fl.

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(917)-292-2685

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VRAR	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 25, 2022, The Glimpse Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Glimpse Merger Sub, LLC, a Nevada limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”) and Erik Muendel, the Bradley S. Nierenberg Trust, Bruce Gates, Joyce Gates, Barton Gates and Tyler Gates (each a “Seller” and, collectively, the “Sellers”), Bruce Gates, solely in his capacity as representative of Sellers, and Brightline Interactive, LLC, a Virginia limited liability company (“BLI”). The Merger Agreement provided that, subject to the terms and conditions set forth in the Merger Agreement, BLI will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of the Company.

The Company’s Board of Directors (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, at the effective time of the Merger, the total issued and outstanding membership interests of BLI will be converted into the right to receive the following merger consideration of up to a total potential purchase price of $32,500,000: (i) initial cash consideration payment at closing consisting of three million dollars ($3,000,000), (ii) initial stock consideration payment at closing consisting of up to five million dollars ($5,000,000) in shares of common stock of the Company, and (iii) of the potential purchase price, twenty-four million five hundred thousand ($24,500,000), or approximately 75%, is dependent on the achievement of revenue growth milestones over the next three years. Of the total purchase price, up to fifteen million dollars ($15,000,000), or approximately 46%, is in cash and the remaining seventeen million five hundred thousand dollars ($17,500,000), or approximately 54%, is in shares of common stock of the Company. All issuances of our common stock have a $7.00 per share floor price.

BLI is a global provider of VR, AR, 5G integration, spatial computing, and deep tech software and service solutions. It designs, builds, integrates, and supports immersive and interactive experiences, training scenarios, and simulations for both government and commercial customers. Key commercial customers include such companies as AT&T and Coca-Cola. BLI has a significant presence in the government sector as a direct contractor, including projects with Federal Emergency Management Agency (FEMA), the Federal Aviation Administration (FAA), the United States Air Force, and the National Institutes for Health (NIH). BLI has 28 employees and was founded in 2004 and is based in Ashburn, VA.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 7.01 Regulation FD Disclosure.

On May 26, 2022, the Company issued a press release announcing its entry into the aforementioned Merger Agreement.

A copy of the press release is attached herewith as Exhibit 99.1.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibits 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Exhibits

Exhibit No.	Description

99.1	Press Release dated May 26, 2022
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2022

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer